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                                                                    Exhibit 10.9



                           BLADE COMMUNICATIONS, INC.
                           Incentive Compensation Plan
                             Revised January 1, 1991

                                    Article I

                                   Definitions

         "BCI" means Blade Communications, Inc., an Ohio Corporation.

         "Plan" means this Incentive Compensation Plan and as it may be amended from time to time.

         "Plan Committee" means the Incentive Compensation Committee appointed by the voting shareholders of BCI.

         "Participant" means an employee of BCI, or of a subsidiary (one of which BCI owns directly or indirectly at least 80% of its common stock), designated by the Plan Committee for participation in the benefits of the Plan, or a person who was such at the time of his retirement, death, disability or resignation and who retains, or whose beneficiaries obtain, benefits under the Plan in accordance with its terms.

         "Pool" means the amount of operating income designated by the Plan Committee as available for distribution as incentive compensation.

         "Salary" shall mean the base salary paid to a Participant in the Plan or other usual compensation.

         "Disability" means mental or physical disability of at least six months which prevents a Participant from engaging in the principal duties of his employment.

         "Fiscal year" or "year" (unless otherwise specified) means BCI's fiscal year as now constituted or as it may be changed hereafter from time to time.

         "Retirement" means retirement at or after attaining age 65 or such other age as permitted by BCI's pension plan.

         "Additional Incentive Compensation" means the amount of any award granted to a Participant by the Plan Committee.
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         "Operating income" means the difference between net revenues and direct expenses as customarily calculated in the budgeting process.

                                   Article II

                 The Plan Committee and Its Power and Authority

         Section 2.01. The Plan Committee shall be the Executive Committee under the Close Corporation Operating Agreement of December 12, 1988, unless the Executive Committee delegates this responsibility to a separate Plan Committee. None of the members of the Plan Committee shall be eligible to participate in the Plan.

         Section 2.02. Full power and authority to construe, interpret and administer the plan shall be lodged in the Plan Committee. All decisions and actions of the Plan Committee shall be final, conclusive and binding on all persons for all purposes.

         Section 2.03. No member of the Plan Committee shall be liable to any person for any action or decision taken or omitted in connection with the construction, interpretation and administration of the Plan unless attributable to his own fraud or deliberate disregard of any provisions of this Plan and BCI shall not be liable to any person for any such action unless attributable to the fraud or deliberate disregard of any provisions of this Plan on the part of a director, officer or employee of BCI.

                                   Article III

                        Participants and Determination of
                     Incentive Compensation Pools and Awards

         Section 3.01. Eligibility for participation in the Plan shall be limited to key executives of BCI or its subsidiaries who are not voting shareholders of BCI.

         Section 3.02.

         (a) The Plan Committee shall meet at least once in each fiscal year and specify those employees of BCI who shall be entitled to participate in the Plan for the subsequent fiscal year.

         (b) Each Participant shall be notified by the Plan Committee of his selections as a Participant in this Plan for the subsequent fiscal year. Upon receipt of such notification each


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Participant shall file, no later than January 15 of the coming year, with the
Committee a written designation of a beneficiary or beneficiaries.

         Section 3.03. Determination of the Incentive Compensation Pools. As promptly as possible, after the end of each fiscal year, Incentive Compensation Pools (the Pools) shall be determined by the Plan Committee for each of BCI's operating divisions or profit centers and for BCI on a consolidated basis.

         The Pools shall be determined by the Plan Committee, provided, however:

         1. The Pools shall not exceed 40% of the amount the operating income for such participating profit center or division exceeds planned operating income, before taxes, for such profit center or division.

         2. In addition, the separate Pool for BCI, on a consolidated basis, shall not exceed 40% of the amount by which the participating profit centers or divisions, in combination, exceed planned operating income before taxes.

         3. The Plan Committee may, in its sole discretion, exclude or include extraordinary items in determining operating income or planned operating income.

         The discretionary determination of the Pools by the Plan Committee shall be final and binding on all parties in interest. No Participant will have access to the books and records of BCI in connection therewith. Adjustments to the pools due to including or excluding extraordinary items shall be at the sole discretion of the Plan Committee.

         Section 3.04. Determination of Individual Awards. The Plan Committee shall have the sole uncontrolled discretion to determine individual awards to each Participant. The P1an.Committee will be guided by the following principles:

         1. The maximum award that may be paid in any year to any Participant shall be an amount equal to 40% of the Participant's salary while he or she is in the Plan.

         2. Awards to individual participants shall be determined in accordance with the following procedure:

                  a. At the beginning of each fiscal year after adoption of the Plan each Participant will develop, with his immediate superior, a set of specific goals and objectives, not to exceed a total of eight, that


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                           will relate to his or her ability to influence the
                           operating income performance of the profit center or division in which the Participant works. The award will be based on the level of attainment of the goals and objectives established for the year in question. A formal appraisal will be prepared and point values assigned leading to the percent of the award to be granted.

         3. Elements of service such as discharge, resignation or any other applicable factor will be a part of the Plan Committee's final determination of an individual award.

         Section 3.05. Distribution of additional incentive compensation shall be made as soon as administratively possible in the first quarter of the year for which the award was made.

         Section 3.06. Each Participant shall have the right to designate a beneficiary, or beneficiaries, to receive any award remaining unpaid, in whole or in part, at the death of a Participant. In the event of the death of a Participant during the year for which awards may be made, the Plan Committee shall determine what amount, if any, shall be paid to the designated beneficiary; or beneficiaries, as a post-mortem benefit and its determination shall be final. Should the employment of the Participant terminate for any other reason prior to the final determination of an individual award, the rights of such Participant under the Plan shall terminate except as the Plan Committee, may, in its discretion, determine otherwise.

                                   Article IV

                         Administration of the Plan and
                     Assignability of the Interests Therein

         Section 4.01. The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of BCI at its expense and subject to the supervision and control of the Plan Committee. All other expenses of administering the Plan shall also be paid by BCI.

         Section 4.02. To the extent permitted by law, the right of any Participant or any beneficiary in any benefit or to any payment hereunder shall not be subject in any manner or attachment or other legal process for the debts of such Participant or beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance by any Participant except by will or the laws of the descent and distribution.


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         Section 4.03. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of BCI in any capacity nor shall it be construed as an agreement to employ a Participant for any fixed period of time.

         Section 4.04. The Plan Committee shall have complete discretion with respect to the determination of each additional Incentive Compensation Award to each Participant. Recommendations for such awards shall be made to the Plan Committee for its consideration by the President of BCI under such procedures as may be prescribed by the Plan Committee except that the President shall not make recommendations with respect to himself.

                                    Article V

                              Amendment of the Plan

         Section 5.01. While it is contemplated that additional incentive compensation will be awarded annually if justified by performance, the Plan. Committee shall have the right from time to time to modify, amend or suspend the Plan, provided, however, that no modification, or amendment of the Plan by the Plan Committee without approval of the voting shareholders shall increase the maximum amount which may be credited to or charged against the Pools as hereinabove provided or make any member of the Plan Committee eligible for participation herein.

         Section 5.02. Notice of every such modification or amendment shall be given in writing to each Participant.


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